Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 11, 2017, contained in the Annual Report on Form 10-K for Akers Biosciences, Inc., in the Registration Statement (S-1/A) dated December 14, 2017 and the related prospectus of Akers Biosciences, Inc. included therein.

/s/ Morison Cogen LLP
Blue Bell, Pennsylvania
December 14, 2017